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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:  William J. Evanson
          Executive Vice President & Chief Financial Officer
          (440) 720-3301

                       ANTHONY & SYLVAN POOLS CORPORATION
                             ANNOUNCES RESTRUCTURING

Mayfield Village, Ohio (September 12, 2002) - Anthony & Sylvan Pools Corporation (NASDAQ: SWIM) today announced the closing of its swimming pool installation divisions in the Orlando and Southeastern Florida (principally the area between West Palm Beach and Miami) markets. For the calendar year 2001 and for the six months ended June 30, 2002, those divisions had combined revenues of approximately $21.3 million and $9.8 million, respectively, and operating losses of $1.7 million in each period, or approximately ($0.21) per diluted share for each period, on an after tax basis. During the third and fourth calendar quarters of 2002, the Company expects to incur approximately $2.3 million to $2.7 million from operating losses and in one-time charges primarily comprised of provisions for staff reductions and office and warehouse closures. The wind-down is projected, for the most part, to be completed by the end of this calendar year. As part of this action, the Company has entered into a relationship with one of the largest pool builders in Southeastern Florida to complete and service existing Anthony & Sylvan pools in that market. This relationship provides for additional opportunities for collaboration in purchasing and marketing initiatives to assist each other in the transition.

Commenting on the action, Stuart D Neidus, Chairman of the Board and Chief Executive Officer, stated, "We were unable to generate any return on investment in these markets and our assessment showed a continuation of that pattern for the foreseeable future. As a result, we will be able to redirect our financial and intellectual assets to markets and growth strategies that can yield levels of return consistent with our long-term goal of increasing shareholder value."

Anthony & Sylvan (www.anthonysylvan.com) operates in the leisure industry, offering in-ground, concrete residential swimming pools, spas and related products to its customers. The Company serves its customers through a network of over 40 sales design centers in 23 geographic markets in 16 states. It also sells pool-related consumables, replacement parts, equipment and supplies through retail service centers.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations, and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. The Company assumes no obligation to update or revise any such statements, whether as a result of new information or otherwise. All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to: dependence on existing management; consumer spending; market conditions and weather. A number of those risks, trends and uncertainties are discussed in the Company's SEC reports, including the Company's annual report on Form 10-K and quarterly reports on Form 10-Q. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.